Exhibit 99.1
Callon Petroleum Company Announces Departure of Board Member
HOUSTON, Jan. 5, 2022 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) (“Callon” or the “Company”) today announced the resignation of S.P. “Chip” Johnson IV from its Board of Directors (“Board”), effective immediately.
Mr. Johnson, former president, chief executive officer, and co-founder of Carrizo Oil and Gas, Inc. (“Carrizo”), joined the Board in December 2019 upon the completion of Callon’s merger with Carrizo.
“I am confident in the strategic direction of the Company and look forward to watching Callon’s committed Board and management team continue to execute a disciplined strategy,” said Mr. Johnson. “It’s been a pleasure to play a part in the successful integration of Callon and Carrizo following the completion of the combination two years ago.”
“On behalf of the entire Board and management team, I want to thank Chip for his dedication and valuable contributions to Callon,” said Chairman of the Board Richard Flury. “We wish him continued good fortune in the years to come with both his personal and professional interests. His departure, along with the recent appointment of Mary Shafer-Malicki to the Board, position us well in our continued focus on thoughtful Board refreshment.”
With the resignation of Mr. Johnson and the recent appointment of Ms. Shafer-Malicki, the Company’s Board of Directors now comprises eleven directors, ten of whom are independent, with three board members scheduled to retire over the next three years starting in May 2022.
About Callon Petroleum
Callon Petroleum Company is an independent oil and natural gas company focused on the acquisition, exploration and development of high-quality assets in the leading oil plays of South and West Texas.
Contact:
Callon Petroleum Company
ir@callon.com
(281) 589-5200